EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

TD SYNNEX Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-111799, 333-158571, 333-191442, 333-201755 and 333-237635) on Form S-8 and in the registration statement (No. 333-259270) on Form S-3ASR of our report dated January 28, 2022, with respect to the consolidated balance sheets of TD SYNNEX Corporation as of November 30, 2021 and 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2021, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of November 30, 2021.

/s/ KPMG LLP

Santa Clara, California

January 28, 2022